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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of July 31, 1994 by and between AMSCO STERILE RECOVERIES, INC., a Delaware corporation ("Seller") and STERILE RECOVERIES, INC., a Florida corporation ("Buyer"),

                              W I T N E S S E T H:

         WHEREAS, Seller is engaged in the business of designing, contracting for the manufacture of, supplying and sterilizing reusable gowns and drapes used in surgical procedures in hospitals and other medical facilities (the "Business"); and

         WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, substantially all of Seller's rights, properties and assets pertaining to the Business;

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, had and received, and intending to be legally bound, the parties hereto, upon the terms and subject to the conditions contained herein, hereby agree as follows:


                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS

         Section 1.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions contained herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the following described properties, rights and assets, wherever situated, of Seller used in the conduct of the Business:

         (a) Assets to be Purchased. Seller shall sell, assign, transfer, convey and deliver to Buyer all of its right, title and interest in its assets used in the conduct of the Business, wherever located, tangible and intangible, real, personal and mixed as the same exist on the date hereof, other than the Excluded Assets (as defined below). The assets to be sold and assigned to Buyer are described as follows (all of such assets and properties are collectively referred to hereinafter as the "Assets"):

                 (i) certain real property of Seller located in Sugar Land, Texas and described in Schedule 1.1(a)(i) of the Disclosure Memorandum (as hereinafter defined), together with all buildings, structures, fixtures and improvements of Seller, with respect to or located on such real property and all appurtenances thereto and all appurtenant rights, privileges and easements belonging or appertaining thereto (the "Sugar Land Property");

                 (ii) the leasehold estate of Seller in and to each of the real property leases described in Schedule 1.1(a)(ii) of the Disclosure Memorandum (the "Real Property Leases"), together with all right, title and interest of Seller as lessee with respect to all buildings, fixtures, improvements, rights of way, appurtenances therein or thereto and easements and other rights relating thereto;

                 (iii) all machinery, equipment, replacement parts, furniture, fixtures, vehicles (together with all transferable warranties with respect to such property) and other tangible assets or property, wherever located, used in the operation of the Business and owned by Seller;

                 (iv) all inventories, raw materials, supplies and work in process, wherever located, used in the operation of or held for lease in the Business and owned by Seller;






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                 (v)      all of the right, title and interest of Seller in, to
         and under any contracts, agreements, commitments, plans (other than employee benefit plans), arrangements and personal property leases of the Business that are described on Schedule 1.1(a)(v) of the Disclosure Memorandum;

                 (vi) all of Seller's assignable registrations, licenses, permits, approvals, grants, franchises and consents for operation of the Business, whether issued or granted by any federal, state or local government entity or municipality or subdivision thereof or any authority, department, commission, board, agency, court or instrumentality, including without limitation Seller's 510(k) registrations of its products with the Food and Drug Administration;

                 (vii) all right, title and interest of Seller in and to the name "Sterile Recoveries";

                 (viii) all right, title and interest of Seller in and to any and all patents, patent applications, copyrights and copyright registrations described on Schedule 1.1(a)(viii) of the Disclosure Memorandum;

                 (ix) all right, title and interest of Seller in and to any and all know-how, inventions, processes, formulae, product manuals, phone numbers and proprietary technical information used in the Business;

                 (x) all right, title and interest of Seller in and to all deposits described on Schedule 1.1(a)(x) of the Disclosure Memorandum;

                 (xi) the electronic data and business records of Seller relating to the Business;

                 (xii) all accounts receivable (other than those accounts receivable specifically identified in Sections 1.1(b)(iv), 1.1(b)(vi) and 1.1(b)(vii) hereof);

                 (xiii) certain rights associated with certain software, as described in Section 3.1(g) hereof;

                 (xiv) all rights of Seller to indemnity by or contribution from lessors and others (other than insurers) in respect of any liabilities assumed by Buyer as described in Section 1.2(a) hereof; and

                 (xv) all other property and assets of Seller used exclusively in the conduct of the Business, real or personal, tangible or intangible, wherever situated, other than the Excluded Assets.

         (b) Excluded Assets. Notwithstanding any other provision of this Agreement, Seller shall retain all of its rights and interests in and to (i) any cash or bank accounts of, Seller; (ii) Seller's rights in and to the name "AMSCO" or any similar name or derivation thereof used by Seller; (iii) Seller's corporate logos, service marks, trademarks and trade names (except that Buyer shall acquire Seller's rights in and to the name "Sterile Recoveries," in accordance with Section 1.1(a)(vii) hereof); (iv) any right of Seller to receive a tax refund from any Taxing Authority (as hereinafter defined) and any tax assets or tax benefits of Seller reflected on the balance sheet of Seller as of July 3, 1994; (v) Seller's minute books, stock record books and corporate seal; (vi) any notes or loans receivable of Seller from any employee or affiliate of Seller, including without limitation those loans receivable reflected on Schedule 1.1(b)(vi) of the Disclosure Memorandum; (vii) prepaid items reflected on Schedule 1.1(b)(vii) of the Disclosure Memorandum;
(viii) the proprietary information described on Schedule 1.1(b)(viii) of the Disclosure Memorandum (the "Sterilization Technology"); and (ix) assets transferred by bill of sale directly to Medline Industries, Inc. at Buyer's instruction.





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         (c)     Effectuation of Purchase and Sale.  The transfer of the Assets as herein provided shall be effected by bills of sale, deeds, assignments and other instruments of transfer and conveyance delivered to Buyer on the Closing Date in forms sufficient to transfer the Assets as contemplated by this Agreement, including a warranty deed with respect to the Sugar Land Property.

         (d) Consents. Except as otherwise described on Schedule 1.1(d) of the Disclosure Memorandum, Seller agrees to use reasonable efforts to obtain the consent of any parties to any contracts, licenses, leases or other agreements being assigned by Seller to Buyer hereunder; provided, however, that this provision shall not require Seller to furnish an additional guaranty of any obligation of Buyer under any assumed lease. Schedule 1.1(d) of the Disclosure Memorandum contains a listing of all of Seller's contracts, licenses, leases and agreements that require the consent of a third party for the assignment thereof to Buyer. Seller shall pay any waiver, amendment or consent fees required by the terms of any contract, license, lease or agreement incidental to the procurement of any waiver, amendment or consent. If any such required consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement to provide for Buyer the benefits under any such contract, license, lease or other agreement, and Buyer shall perform the obligations of Seller under any such contract, license, lease or other agreement to the extent it receives such benefits (provided, however, that Seller shall not be required to incur any additional costs or expenses in order to provide such benefits to Buyer). Except as otherwise reflected on Schedule 1.1(d) hereof, Buyer shall indemnify and hold Seller harmless against the claims of any such other party under any such contract, lease, license or other agreement with respect to which Buyer and Seller have entered into an arrangement as described in the preceding sentence to provide such contractual benefits to Buyer.

         Section 1.2      Assumed and Excluded Liabilities.

         (a) Assumed Liabilities. As of the Closing and subject to the terms and conditions of this Agreement, Buyer fully assumes and agrees to pay, perform and discharge when due (with no recourse whatsoever to Seller) the following liabilities, responsibilities and obligations (collectively, the "Assumed Liabilities"):

                 (i) Real Pronerty Leases. All liabilities and obligations of Seller under each of the real property leases set forth on Schedule 1.1(a)(ii) of the Disclosure Memorandum (collectively the "Assumed Leases") (but subject to the proration provisions of Section
         1.7 hereof);

                 (ii) Other Contracts. Subject to the proration provisions of Section 1.7 hereof, all liabilities and obligations of Seller related to the Business under each of Seller's contracts, agreements, personal property leases, understandings and undertakings, whether written or oral, that are set forth on Schedule 1.1(a)(v) of the Disclosure Memorandum;

                 (iii) Environmental Liabilities. All liabilities, responsibilities and obligations arising from (1) any violation of Environmental Law (as hereinafter defined) with respect to Seller's operations and the real property owned or leased by Seller and (2) any remedial environmental obligations imposed by any federal, state or local authority with respect to such real property, including without limitation any obligations imposed under the comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (and any implementing regulations) or any similar state or local legal requirement, whether such liabilities, responsibilities or obligations accrued prior to or after the Closing;

                 (iv) Accounts Payable. All accounts payable of Seller other than those described in Section 1.2(b)(v) hereof;

                 (v) Kemco Litigation. All liabilities and obligations of Seller arising from or relating to Kemco Systems, Inc. v. AMSCO Sterile Recoveries, Inc., Case Numbers 94-003910-CI-008 and 94-003910-CI-013 (the "Kemco Litigation");





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                 (vi)     Vendor and Supplier Purchase Orders.  All liabilities
         and obligations of Seller under those open vendor and supplier purchase orders described on Schedule 1.2(a)(vi) of the Disclosure Memorandum (for goods not shipped or services not rendered prior to the Closing), as well as all other open vendor purchase orders for supplies or product useable or saleable in the ordinary course of Buyer's business (which other purchase orders do not exceed $25,000 in the aggregate);

                 (vii) Customer Purchase Orders. All liabilities and obligations of Seller under open customer purchase orders and any rebate, refund or discount arrangements entered into or accepted in connection with the Business; and

                 (viii) Other Liabilities. To the extent not included in subparagraphs (i) through (vii) above or Section 1.2(b) below, all debts, contracts, liabilities, responsibilities and obligations of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, whether known or unknown, that are based upon events, acts or occurrences which existed or occurred on or before December 1, 1993, or thereafter arising as a result of the operation of the Business by Seller on or before such date (whether or not asserted during such period).

The Assumed Liabilities will not include, and Buyer does not assume, the Excluded Liabilities, as defined below. Buyer and Seller agree that they will use their best efforts to effectuate Buyer's assumption of the Assumed Liabilities. Except for the Assumed Liabilities, Buyer will not assume any liability, obligation or commitment of Seller.

         (b) Excluded Liabilities. Anything contained in this Agreement to the contrary notwithstanding, the following liabilities, responsibilities and obligations of Seller ("Excluded Liabilities") shall be retained by Seller and shall be paid, performed and discharged by Seller when due (with no recourse whatsoever to Buyer) as of and after the Closing:

                 (i) Tax Matters. All liabilities, responsibilities, and obligations of Seller with respect to any federal, state and local taxes (including any interest or penalties) attributable to the use and ownership of the Assets by Seller prior to the Closing or the conduct of the Business by Seller prior to the Closing;

                 (ii) Litigation. All liabilities, responsibilities and obligations arising from or relating to any litigation pending against Seller (except the Kemco Litigation);

                 (iii) Excluded Assets. All liabilities, responsibilities and obligations arising out of or related to the Excluded Assets;

                 (iv) Employee Matters. All liabilities, responsibilities, and obligations arising from or relating to Seller's employees' service and relationship with Seller before the Closing or, except to the extent of Buyer's obligation under Section 3.2(c) hereof, the failure of Buyer to continue their employment after the Closing (including contractual obligations, severance obligations under plans or programs, if any, of Seller) and associated with Buyer not retaining employees (including claims, if any, under WARN or any state counterpart also governing plant closing laws), worker's compensation and claims for failure of Seller to comply with any applicable laws or regulations governing Seller's relationship with Seller's employees before or after the Closing;

                 (v) Accounts Payable. All accounts payable of Seller (1) reflected on the books of Seller prior to the Closing Date; (2) for goods delivered to or services rendered for the Seller prior to the Closing Date (including obligations to Rotecno A.G. pursuant to Invoice No. 13298 dated April 19, 1994 and Tennessee Apparel Company arising out of services rendered prior to Closing); or (3) in respect of which invoices have been received prior to the Closing Date;





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                 (vi)     Product Liabilitv.  Those product liability claims
         arising out of the sale or lease of product by Seller prior to closing; and

                 (vii) Other Liabilities. To the extent not included in subparagraphs (i) through (vi) above or Section 1.2(a) above, all debts, contracts, liabilities, responsibilities and obligations of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, whether known or unknown, that are based upon events, acts or occurrences which occurred on or after December 2, 1993 to the Closing Date, or thereafter arising as a result of the operation of the Business by Seller during such period (whether or not asserted during that period).

         Section 1.3. Purchase Price and Payment Terms. The purchase price (the "Purchase Price") for the Assets is $14,883,250, and is payable to Seller as follows:

         (a) Cash Payment. Buyer shall pay to Seller, in immediately available funds, the cash sum of $5,012,000;

         (b) Deferred Payment. Buyer shall deliver to Seller a non-negotiable Purchase Money Note, in substantially the form of Exhibit A, which note shall be secured by the Purchase Money Security Agreement in substantially the form attached hereto as Exhibit B;

         (c) Assumption of Liabilities. Buyer shall assume, and agree to pay, perform, and satisfy when due, the Assumed Liabilities; and

         (d) Release of Employment Agreement, Stock Purchase Agreement and Stock Option Agreement. Buyer shall cause Richard T. Isel to release AMSCO International, Inc. ("AMSCO"), American Sterilizer Company ("ASC") and Seller from all liability under the Employment Agreement among ASRI, ASC and Mr. Isel dated as of September 3, 1991 (the "Employment Agreement"), the Stock Option Agreement dated September 3, 1991 between AMSCO and Mr. Isel (the "Stock Option Agreement") and the Stock Purchase Agreement dated as of September 3, 1991 among K-Bro Linen Systems, Inc., ASC, AMSCO, Mr. Isel and Wayne Peterson (the "Stock Purchase Agreement").

         Section 1.4. Time and Place of Closing. The "Closing" means 11:59 p.m. Pittsburgh time on July 31, 1994 (the "Closing Date"). The Closing has taken place at Pittsburgh, Pennsylvania.

         Section 1.5. Seller's Closing Deliveries. Seller has delivered (or caused to be delivered) to Buyer the following:

         (a) control of the Assets, as well as all documents effectuating the transfer of the Assets, including but not limited to a special warranty deed in the form attached as Exhibit C hereto conveying the Sugar Land Property;

         (b) a copy of the certificate of incorporation of Seller, certified by the Secretary of State of the State of Delaware and a copy of Seller's by-laws;

         (c) a recent good standing certificate for Seller, issued by the Secretary of State of the State of Delaware;

         (d) copies of resolutions of Seller's board of directors and stockholder approving all actions taken or to be taken by Seller and its officers in connection with the consummation of the transactions contemplated by this Agreement;

         (e) a receipt executed by Seller acknowledging receipt from Buyer of the cash portion of the Purchase Price;





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         (f)     a Support Services Agreement in the form of Exhibit D hereto;

         (g) the officer's certificate in the form attached hereto as Exhibit E and a secretary's certificate regarding Seller's by-laws, the resolutions described in (d) above and the incumbency of officers;

         (h) a listing of Seller's accounts receivable as of 11:59 p.m. on the Closing Date;

         (i) authorization letter permitting Buyer to obtain the deposits described in Section 1.1(a)(x) hereof;

         (j) releases by AMSCO International, Inc. of Messrs. Isel and Peterson in the forms of Exhibits F-1 and F-2 hereto;

         (k) opinion of William J. Rieflin, Esq., general counsel of AMSCO International, Inc., in the form of Exhibit G hereto; and

         (l) side letter of AMSCO International, Inc. in the form attached hereto as Exhibit H.

         Section 1.6 Buyer's Closing Deliveries. Buyer has delivered (or caused to be delivered) to Seller:

         (a) payment of the cash portion of the Purchase Price in same-day funds by wire transfer to an account or accounts designated in writing by Seller, together with the Purchase Money Note in the form of Exhibit A and the Security Agreement in the form of Exhibit B;

         (b) a copy of the certificate of incorporation of Buyer, certified by the Secretary of State of Florida, and a copy of Buyer's by-laws;

         (c) copies of resolutions of the board of directors of Buyer authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

         (d) a recent good standing certificate for Buyer, issued by the Secretary of State of Florida;

         (e)     the instrument of assumption in the form attached hereto as
Exhibit I;

         (f) leasehold assignment and assumption agreements for each of the Real Property Leases in substantially the form of Exhibit J hereto;

         (g) the officer's certificate in the form attached hereto as Exhibit K and a secretary's certificate regarding Buyer's by-laws, the resolutions described in (c) above and the incumbency of officers, both dated the Closing Date;

         (h) releases by K-Bro Linen Systems, Inc. and Messrs. Isel and Peterson of AMSCO International, Inc., American Sterilizer Company and Seller in the forms of Exhibits L-1, L-2 and L-3 hereto; and

         (i) opinion of Glenn, Rasmussen & Fogarty, counsel to Buyer, in the form of Exhibit M hereto.

         Section 1.7. Prorations. Any operating expenses, including any real or personal tax or assessment, permit or license fee, or similar tax, assessment, fee or charge, or any rent or utility payments based on the ownership, lease or use of the Assets during any period which includes the Closing Date shall be apportioned between Buyer and Seller on a prorated basis. Seller shall pay that portion of the expense equal to the product of the total expense for such period times a fraction, the





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numerator of which is equal to the number of days during the period the Assets were owned, leased or used by Seller and the denominator of which is equal to the total number of days in the period. Buyer shall pay the remaining portion of the expense. For purposes of the foregoing allocation provision, Seller shall be considered the owner, lessee or user of the Assets on the Closing Date. All prorations of taxes under this Section 1.7 shall be calculated for purposes of the Closing on the basis of the most recent rates, assignments and valuations available to the parties at the time such prorations are determined. In the event that the actual tax assessments for any such prorated item shall differ from those utilized in the initial proration calculation for the Closing, Seller and Buyer shall reprorate such taxes on the basis of the final assessments as promptly as practicable following the determination of the final tax liability for the Assets subject to such reproration.

         Section 1.8. Allocation of Consideration. The consideration given by Buyer for the Assets will be allocated among the components of the Assets in accordance with the attached Exhibit N. The amount of consideration allocated to the Assets will be decreased pro rata to the extent that the purchase price for the Assets is reduced pursuant to Section 1.7 hereof. Buyer and Seller accept and shall abide by the foregoing allocation of the purchase price for the Assets and shall not include in any tax return filed by either of them any item of gain, income, or deduction that reflects a different allocation of any portion of the purchase price. On the Closing Date, Buyer and Seller shall execute an IRS Form 8594 containing the allocation prescribed by this section.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         Section 2.1. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that, except as set forth in a disclosure memorandum delivered herewith by Seller to Buyer (the "Disclosure Memorandum") (which Disclosure Memorandum shall be deemed to qualify each representation and warranty in its entirety notwithstanding the omission of a specific reference to the Disclosure Memorandum in such representation and warranty):

         (a) Corporate Existence and Authority. Seller is a corporation validly existing and in good standing under the laws of the state of Delaware, and is duly qualified to do business and in good standing in Alabama, California, the District of Columbia, Florida, Georgia, Idaho, Illinois, Indiana, Kentucky, Louisiana, Maryland, Michigan, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Texas, Utah, Virginia, Wisconsin and Wyoming.

         (b)     Subsidiaries.  Seller has no subsidiary corporations.

         (c) Stock Ownership. All of the outstanding stock of Seller is owned by American Sterilizer Company, a Pennsylvania corporation.

         (d) Execution and Delivery of Agreement. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of, Seller, enforceable against Seller in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

         (e) Authorization; Stockholder Approval. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly approved by the board of directors of Seller. Seller has obtained all stockholder approvals required under applicable law for the consummation of the transactions contemplated by this Agreement. No other corporate





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proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated.

         (f) Absence of Defaults. Except as set forth in Schedule 2.1(f) of the Disclosure Memorandum, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof shall (a) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of Seller, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in a material breach or termination of, accelerate the performance required by, or result in the creation of a lien, security interest, charge or other encumbrance upon any of the properties or assets of, Seller under, or require the consent of any party under, any material provision of any contract or lease to which Seller is a party, or (c) violate any judgment, ruling, order, writ, injunction, statute, rule or regulation applicable to Seller.

         (g) Title to Properties. Schedule 1.1(a)(ii) of the Disclosure Memorandum sets forth as of the date hereof a complete and correct list of all of Seller's leases of real estate, including any and all buildings, fixtures and other tenant improvements thereon, together with an identification of all of Seller's subleases of all or any portion of such leased real property. Each Real Property Lease is the valid and binding obligation of Seller. Seller has not received written notice of any default (or any event or condition which constitutes, or after notice or passage of time or both would constitute a default) in the performance of its obligations under any Real Property Lease which has not been cured or waived, and has no knowledge of any default by any landlord under any Real Property Lease which would, in either case, have a material adverse effect on Seller. Each Real Property Lease is in full force and effect and all rents, expenses and charges payable by or to Seller for all periods prior to the date hereof have been paid or accrued pursuant to the terms thereof (except for any payments payable by Seller as to which the obligation to make such payment is being contested in good faith and except for payments which in the aggregate will not have a material adverse effect on Seller). Except as otherwise disclosed on Schedule 2.1(g) of the Disclosure Memorandum, the fixtures, equipment, inventory, automobiles and other tangible personal property (whether owned or leased) reflected on the balance sheet of Seller at July 3, 1994 or acquired thereafter (except for assets sold or otherwise disposed of in the ordinary course of business since July 3, 1994) are free and clear of any material liens and encumbrances. Other than to Buyer hereunder, Seller has not granted to any person any right or option to acquire any interest in the Assets or any part of them. Except for its purchase money security interest in the Assets, Seller and its affiliates do not and will not have any claim to the equipment listed on Schedule 2.1(g) of the Disclosure Memorandum or any other Assets or any right or option to acquire any interest in the Assets or any part of them.

         (h) Tax Matters. For purposes of this Agreement, "Taxes" or "Tax" means all net income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit taxes, customs duties, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts imposed by any taxing authority ("Taxing Authority") upon Seller.

                 (i) Schedule 2.1(h)(i) of the Disclosure Memorandum sets forth all jurisdictions in which Seller has filed or will file income or franchise tax returns relating to the Business for each taxable period, or portion thereof, ending on or before the Closing Date.

                 (ii) Seller has withheld or will withhold amounts from the compensation and other payments due and payable to its employees and has filed or will file all federal, foreign, state, and local returns and reports with respect to employee income tax withholding and social security and employment taxes for all periods (or portions thereof) ending on or before the Closing Date, in compliance with the provisions of applicable federal, state and local laws.





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                 (iii)    Seller has paid, or provided a sufficient reserve for
         the payment of, all federal, state and local Taxes with respect to all periods, or portions thereof, ending on or before the Closing Date.

                 (iv) There are no material claims or, to the best knowledge of Seller, any investigations by any Taxing Authority pending or, to the best knowledge of Seller, threatened, against Seller for any past due Taxes; and there has been no waiver of any applicable statute of limitations or extension of the time for the assessment of any Tax against Seller.

         (i) Litigation. Except as set forth in Schedule 2.1(i) of the Disclosure Memorandum, there is no action, suit, proceeding, arbitration or investigation by any governmental agency pending against or affecting Seller, or against any asset or business of Seller which could have a material adverse effect on Seller, nor any judgment, injunction, decree, consent, order or rule imposed on Seller that is having, or insofar as reasonably can be foreseen, will have, a material adverse effect on Seller.

         (j) Compliance with Laws. Except as set forth on Schedule 2.1(j) of the Disclosure Memorandum, Seller holds all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all governmental or regulatory bodies that are required in order to permit it to carry on the Business as it is presently conducted, except where failure to hold permits, licenses, certificates of authority, orders and approvals, or to make such filings, applications and registrations, would not have a material adverse effect on Seller. Seller and the Business are in substantial compliance with all applicable statutes, regulations, rules, orders, permits or licenses.

         (k) Employee Benefit Plans. Schedule 2.1(k) of the Disclosure Memorandum includes a complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that now allow for participation by employees of Seller ("Employee Plans"). To the best knowledge of Seller, no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") has occurred with respect to any Employee Plan. Except as identified on Schedule 2.1(k) of the Disclosure Memorandum, at no time has Seller or, since September 3, 1991, any member of Seller's controlled group (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), maintained any Employee Plan that is a defined benefit plan or that is subject to the minimum funding standards of Section 412 of the Code. No Employee Plan is a multi-employer plan within the meaning of Section 3(37) of ERISA and neither Seller, nor, since September 3, 1991, any member of Seller's controlled group, has ever contributed to or been required to contribute to any multi-employer plan. With respect to each of Seller's Employee Plans that is subject to continuation coverage requirements, each such Employee Plan has been operated in material compliance with the provisions of
Section 4980B of the Code and Part 6 of Title I of ERISA.

         (l) No Broker. Other than Alex. Brown & Co., no broker or finder, or other party or agent performing similar functions, has been retained by Seller or is entitled to be paid based upon any agreements, arrangements or understandings made by Seller in connection with the transactions contemplated by this Agreement, and Seller has not agreed to pay any brokerage fee or other commission on account of the transactions contemplated by this Agreement.

         (m) Environmental Matters. To Seller's knowledge: (i) except as set forth on Schedule 2.1(m) of the Disclosure Memorandum, as of this date Seller is presently in substantial compliance with all Environmental Laws applicable to its operations. For purposes of this Agreement, "Environmental Laws" shall mean all laws, regulations, rules, ordinances, by-laws, orders or determinations of governmental or judicial authorities at the federal, state or local level relating to the environment or the release of any materials into the environment; and (ii) except as set forth on Schedule 2.1(m) of the Disclosure Memorandum, Seller has not as of this date entered into or been subject to any consent decree, compliance order, or administrative order with respect to any Environmental Law applicable to the real property owned and leased by Seller; received notice under the citizen suit provisions of any

Environmental Law in connection with the real property owned and leased by Seller; or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim under any Environmental Law.

         (n) Location and Use of Purchased Property. To the best of the Seller's knowledge, all of the Assets (except inventory leased to customers in the ordinary course of business and certain marketing materials) are located on the Sugar Land Property and the Leased Premises.

         Section 2.2. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

         (a) Existence and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly qualified to do business and is in good standing in each jurisdiction where its ownership or lease of property or the nature of the business conducted by it requires it to be so qualified, except for such jurisdictions in which the failure to so qualify would not have a material adverse effect on Buyer. Buyer has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Buyer has heretofore delivered to Seller true and complete copies of its charter and its by-laws as currently in effect.

         (b) Execution and Delivery of Agreement. Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of, Buyer, enforceable against Buyer in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

         (c) Authorization. The execution and delivery of this Agreement by Buyer, and the consummation of the transactions contemplated hereby and thereby, have been duly approved by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated.

         (d) Absence of Defaults. Neither the execution nor delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof shall (a) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of Buyer; (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in a breach or termination of, accelerate the performance required by, or result in the creation of a lien, security interest, charge, or other encumbrance upon any of the properties or assets of Buyer under, or require the consent of any other party to, any note, bond, mortgage, lease, agreement, or other instrument to which Buyer is a party or by which Buyer may be bound (prior to the Closing) which would have a material adverse effect on Buyer, or
(c) upon obtaining all requisite governmental regulatory approvals, violate any judgment, ruling, order, writ, injunction, statute, rule, or regulation applicable to Buyer or the properties or assets of Buyer.

         (e) Absence of Certain Changes. There has not been any change in the financial condition, results of operations or business of Buyer since its inception, which either individually or in the aggregate would have a material adverse effect on Buyer or could reasonably be expected to prevent or impair the ability of Buyer to consummate the transactions contemplated hereby.

         (f) No Litigation. There is no action, suit, proceeding, arbitration or investigation by any governmental agency pending or, to the knowledge of Buyer, threatened against or affecting, nor any judgment, injunction, decree, consent, order or rule imposed on Buyer, which is having or, insofar as reasonably can be foreseen, will have a material adverse effect on Buyer or which, if adversely determined, would preclude Buyer from consummating the transactions contemplated hereby.

         (g) Compliance with Laws. Buyer holds all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, all governmental or regulatory bodies that are required in order to permit it to carry on its business in all respects as it is presently conducted except where failure to hold permits, licenses, certificates of authority, orders, and approvals, or to make such filings, applications, and registrations would not have a material adverse effect on the Buyer. Buyer is in substantial compliance with all applicable statutes, regulations, rules, orders, permits, or licenses.

         (h) No Broker. Other than Charles Herold, as broker for Metro Factors, Inc., no broker or finder, or other party or agent performing similar functions, has been retained by Buyer or is entitled to be paid based upon any agreements, arrangements or understandings made by Buyer in connection with the transactions contemplated by this Agreement, and Buyer has not agreed to pay any brokerage fee or other commission on account of the transactions contemplated by this Agreement.


                                  ARTICLE III

                                   COVENANTS

         Section 3.1. Covenants of Seller. Seller hereby covenants and agrees, for so long as no Event of Default has occurred and is continuing under the Purchase Money Note attached hereto as Exhibit A, as follows:

         (a) Press Releases. Seller shall consult with Buyer as to the form and content of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby, and shall not issue any such press release, written communication or public disclosure prior to such consultation, except in exigent circumstances as may be required by law. Seller shall promptly announce this transaction to its employees and customers.

         (b) Additional Instruments. Seller shall execute and deliver to Buyer following Closing such instruments and take such further actions consistent with the terms of this Agreement as Buyer may reasonably require in order to carry out the intent of this Agreement.

         (c) Competition and Trade Secrets. Seller shall not at any time after the Closing Date:

                 (i) influence or attempt to influence any customer who has a business relationship with Seller as of the date of this Agreement to lease or buy reusable surgical gowns and drapes from any entity affiliated with Seller following the acquisition of the Assets by Buyer; and

                 (ii) divulge, disclose, or communicate, for any reason or in any manner to any person, any information (written or otherwise) concerning Trade Secrets. For purposes of this Section 3.1(c)(ii), "Trade Secrets" shall mean: (w) all confidential information in tangible form that is clearly identified as confidential and used exclusively in the Business, (x) proprietary product formulas or ingredients used exclusively in the Business, (y) all proprietary methods, processes (including the Sterilization Technology and other wash/sterilization cycles) and operating procedures (including inventory control systems and facilities designs) used exclusively in the Business or (z) proprietary information related to the design of gowns and drapes (provided, however, that this covenant shall not apply to information already in the public domain as of the date hereof; to information that was by reasonable proof already in the hands of a third party; to information that was independently developed by any third party; or to information that is disclosed by a source other than Seller or its affiliates).

         (d) Change in Corporate Name. Within 60 days after the Closing Date, Seller's parent shall cause Seller to change its corporate name so that it is not deceptively similar to "Sterile Recoveries, Inc." Immediately after the Closing Date, Buyer shall discontinue use of the name "AMSCO," including in its letterhead, invoices, purchase orders, business cards and promotional materials; provided, however, that Buyer may continue to use inventory and equipment marked with the name "AMSCO" for a period of 60 days after the Closing Date if Buyer exercises its best efforts to mark through the name "AMSCO" on such inventory and equipment as soon as practicable. Seller consents to the foregoing limited use by Buyer during this transition period.

         (e) Post-Closing Cooperation on Accounts. Seller shall promptly remit to Metro Factors, Inc. any checks or other payments for accounts assigned pursuant to this Agreement. Seller shall cooperate with Buyer and Metro Factors, Inc. in collection of accounts, including providing any supporting documentation or information with respect to the accounts.

         (f) Bulk Sales Compliance. Buyer hereby waives compliance by Seller with the provisions of any bulk sale or similar law of any state or commonwealth, and Seller warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Buyer by reason of such noncompliance to the extent that such liabilities are not specifically assumed by Buyer under this Agreement.

         (g) Software. Seller agrees to transfer to Buyer rights in the software on Schedule 3.1(g) of the Disclosure Memorandum to the extent Seller is able to transfer such rights. Such transfer shall be on the following terms:

                 (i) As to software owned by Seller and identified in Category I on Schedule 3.1(g) of the Disclosure Memorandum, Seller hereby grants Buyer a perpetual license to use this software and will transfer a copy of this software (including the source code) to Buyer;

                 (ii)     As to the software identified in Category II on
         Schedule 3.1(g) of the Disclosure Memorandum, Seller hereby grants Buyer a license to use this software for transition purposes in accordance with the terms of the Support Services Agreement; and

                 (iii) As to software licensed from third-parties by Seller and identified in Category III on Schedule 3.1(g) of the Disclosure Memorandum, Seller will attempt to obtain for Buyer the right to use such software to the extent permitted under the relevant license agreement; provided, however, that Seller shall retain such rights in the software as Seller may require. To the extent assignment or transfer is not permitted under the relevant third party license agreement, Buyer will obtain new licenses in its own right.

         The licenses granted under subsections (i) and (ii) are for Buyer's internal use only. Buyer may not assign or sublicense this software, nor may Buyer use this software to process data for others. The licenses granted under subsections (i) and (ii) shall be royalty-free, nonexclusive and nontransferable; provided, however, that the license granted under subsection
(i) may be transferred in connection with any sale of the Business in which the Purchase Money Note is paid in full).

         With respect to software under subsection (iii), Seller agrees to contact the third-party licensors to seek the necessary consents on behalf of Buyer. However, Buyer shall ultimately bear the responsibility for obtaining any necessary consents and for associated charges.

         Until licenses are transferred to Buyer or Buyer obtains new licenses, Seller will take reasonable steps pursuant to the Support Services Agreement to provide Buyer with the continuing benefit of the software currently being used to operate the Business. However, Seller will not be required to violate any terms or conditions set forth in any license agreement to which Seller is a party.

         SELLER MAKES NO EXPRESS OR IMPLIED WARRANTY WHATSOEVER AS TO THE SOFTWARE OR THE RIGHTS TRANSFERRED HEREIN, ALL OF WHICH ARE PROVIDED "AS-IS WHERE IS." SELLER HEREBY DISCLAIMS ALL SUCH WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         (h) Sterilization Technology. In accordance with Section 1.1(b) hereof, Seller will retain rights to use the sterilization cycle technology (the "Sterilization Technology") developed by Seller for use in the Business, subject to the terms set forth in this section. Seller shall not use (or license others to use) the Sterilization Technology in connection with the lease or sale of reusable surgical gowns or drapes and Buyer shall use the Sterilization Technology only in connection with the lease or sale of reusable surgical gowns or drapes and for no other purpose. Seller hereby licenses the Sterilization Technology to Buyer for use in the Business. The foregoing license shall be perpetual, royalty-free and non-transferable except in connection with a sale of the Business or substantially all of Buyer's assets as a consequence of which all amounts due under the Purchase Money Note described in Section 1.3(b) hereof are paid. Buyer may contract with other manufacturers for the production and supply of equipment that uses the Sterilization Technology, but only if SRI obtains assurances from such manufacturers that they will keep the Sterilization Technology confidential.

         Section 3.2. Covenants of Buyer. Buyer hereby covenants and agrees, for so long as the Purchase Money Note attached hereto as Exhibit A remains outstanding, as follows:

         (a) Press Releases. Buyer shall consult with Seller as to the form and content of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby, and shall not issue any such press release, written communication or public disclosure prior to such consultation, except in exigent circumstances as may be required by law.

         (b) Additional Instruments. Buyer shall execute and deliver to Seller such further instruments and take such other actions as Seller may reasonably require in order to carry out the intent of this Agreement.

         (c) Employees. Buyer shall extend offers of employment to all employees of Seller as of the Closing Date, other than those identified on Exhibit O hereto.

         (d) Post-Closing Access. Following the Closing, Buyer shall afford to the officers, employees and authorized representatives of Seller all reasonable access, during normal business hours and upon reasonable prior notice (so as not to interfere with the operations of Buyer), to the offices, properties and business records of Buyer in order that Seller may have full opportunity to obtain such information as Seller's tax advisers and auditors shall require in order to prepare its tax returns and financial statements. At Seller's request, from and after the Closing Date, Buyer shall deliver to Seller copies of any business records of Buyer that are required by Seller's tax advisers or auditors.

         (e) Keep-Well Seller's Customers. Buyer acknowledges that some customers of the Business are, and will continue to be from and after this date, customers of Seller's affiliates. Accordingly, Buyer agrees that it will exercise its best efforts (subject to reasonable commercial limitations) to service its customers in a professional and workmanlike manner consistent with the standards of quality provided to Buyer's other customers and at prices not higher than Buyer's prices at the relevant time for similar accounts with similar product mixes (provided, however, that nothing contained in this Section 3.2(e) will limit or otherwise affect Buyer's right to set its prices and/or services in any manner it deems appropriate).

                                   ARTICLE IV

                                   INSURANCE

         4.1. Insurance Coverage (Seller). At Buyer's cost and expense, Seller agrees to accommodate a request from Buyer to have Buyer named as an additional insured on the primary insurance policies of Seller listed in
Schedule 4.1 of the Disclosure Memorandum. Buyer acknowledges that Seller has provided Buyer with copies of the policies listed in Schedule 4.1 of the Disclosure Memorandum, and that Buyer has reviewed such policies and understands the limitations, exceptions and exclusions of coverage contained in such policies. Seller's obligation to continue to maintain Buyer as an additional insured under such policies shall continue until the second anniversary of the Closing Date. Through the second anniversary of the Closing, Seller shall maintain its occurrences insurance coverage in full force and effect and prevent any material reduction of coverage, provided that such maintenance obligation will not require Seller to agree to payments which constitute increases over current levels. Seller shall provide to Buyer notice of any termination, revocation, or reduction of any such policy.

         4.2. Insurance Coverage (Buyer). Buyer shall, from and after Closing, obtain and maintain in force general liability, products liability, worker's compensation and employers liability insurance policies providing coverage comparable to that maintained by Seller prior to Closing, provided that such maintenance obligation will not require Buyer to agree to payments or terms that are commercially unreasonable. This obligation shall continue until the second anniversary of the Closing Date. Buyer shall provide to Seller notice of any termination, revocation, or reduction of any such policy.


                                   ARTICLE V

                      TITLE COMMITMENTS FOR REAL PROPERTY

         Section 5.1. Title Evidence. Buyer acknowledges its receipt of a commitment for the issuance of an owner's fee policy of title insurance, issued by Lawyers Title Insurance Corporation (the "Title Company") on July 21, 1994, as its commitment No. 94260073, with respect to the Sugar Land Property (the "Commitment"). Buyer further acknowledges its approval of all matters shown as exceptions in Schedules B and C to the Commitment, other than that certain mechanic's lien claim and affidavit appearing as item C-5 of the Commitment.
At Seller's sole cost and expense, Seller will cause the Title Company to issue to Buyer as soon as practicable after the Closing, an owner's title insurance policy (ALTA Form B) having an effective date as of the Closing insuring title in Buyer in the manner and for the amounts set forth in the Commitment, but (x) making no exception to coverage in respect of the aforementioned mechanic's lien; and (y) making no exception to coverage for matters which may be deleted by Seller's execution and delivery of a standard ALTA form owner's affidavit.


                                   ARTICLE VI

                                   AMENDMENT

         The parties may amend, modify or supplement this Agreement only pursuant to an instrument in writing, executed and delivered by the parties hereto.

                                  ARTICLE VII

                                    EXPENSES

         Section 7.1. Except as otherwise specified in Section 7.2 hereof, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement, including without limitation all fees and expenses of agents, representatives and counsel employed by the parties hereto, shall be borne solely by the party which shall have incurred the same.

         Section 7.2. All costs and expenses associated with the transfer to Seller of the Assets pursuant to this Agreement, including recording costs and filing fees, stamp taxes, personal property taxes, sales taxes and related costs, fees and expenses, shall be allocated in accordance with the parties' written agreement.


                                  ARTICLE VIII

                                INDEMNIFICATION

         Section 8.1. Seller Indemnification of Buyer. Seller shall indemnify and hold harmless Buyer (and, at Buyer's request, defend) from and against all losses, damages, claims, demands, choses of actions and liabilities and all reasonable costs and expenses (including, without limitation, reasonable costs and expenses of litigation and, to the extent permitted by law, reasonable attorneys' fees) incurred by Buyer occasioned or caused by, resulting from or arising out of, directly or indirectly, (a) the untruthfulness or inaccuracy of any of the representations or warranties, or the breach of the covenants or other agreements of Seller contained in this Agreement; provided, however, that Seller shall have no obligation to indemnify Buyer in connection with any untruthful or inaccurate representation or warranty to the extent that Richard T. Isel or Wayne R. Peterson have knowledge on the date of this Agreement of its untruthfulness or inaccuracy; (b) the assertion against Buyer of any liability or obligation relating to any of the Excluded Assets or Excluded Liabilities; or (c) any liability arising out of the operation of the Business prior to the Closing which does not constitute an Assumed Liability. For purposes of this Section 8.1, "knowledge" shall be deemed to include information of which any of Messrs. Isel or Peterson have actual knowledge.

         Section 8.2. Buyer Indemnification of Seller. Buyer shall indemnify and hold harmless Seller (and, at Seller's request, defend) from and against all losses, damages, claims, demands, choses of actions and liabilities and all reasonable costs and expenses (including, without limitation, reasonable costs and expenses of litigation and, to the extent permitted by law, reasonable attorneys' fees) incurred by Seller occasioned or caused by, resulting from or arising out of, directly or indirectly, (a) the untruthfulness or inaccuracy of any of the representations or warranties, or the breach of the covenants or other agreements of Buyer contained in this Agreement, (b) the assertion against Seller of any claim arising out of or related to the Assets (except to the extent such claim relates only to an Excluded Liability) or the Assumed Liabilities, (c) any liability arising under the Stock Purchase Agreement, the Employment Agreement or the Stock Option Agreement; or (d) any liability arising out of the operation of the Business from and after the Closing which does not constitute an Excluded Liability.

         Section 8.3.     Claims for Indemnity.

         (a) Time for Making of Claims for Indemnity. A claim for indemnity under this Agreement may be made:

                 (i)      for indemnification of Buyer by Seller pursuant to
         Section 8.1, at any time prior to one year after the Closing Date;

                 (ii)     for indemnification of Seller by Buyer pursuant to
         Section 8.2, at any time prior to the expiration of the applicable limitations period governing the relevant claim or cause of action.

         Notwithstanding the foregoing, the limitations set forth in this
Section 8.3(a)(i) shall not apply in respect of any claim for indemnifiable losses if and to the extent such losses are covered by Seller's insurance policies listed in Schedule 4.1 of the Disclosure Memorandum.

         (b) In the event that any claim is made within the prescribed period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within the applicable period shall not be indemnified hereunder. Each written notice of a claim for indemnity shall set forth in reasonable detail the basis upon which such claim for indemnity is made.

         (c) Conduct of Lawsuits. In the event that any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any loss, cost or expense subject to indemnification under this Agreement, then the indemnified party shall provide written notice of such demand, claim or lawsuit to the indemnifying party (and, if applicable, its insurance carrier) as soon as is reasonably practicable but in any event within fifteen days after discovery or receipt of such demand, claim or lawsuit, and the indemnifying party (and, if applicable, its insurance carrier) shall have the option, at their cost and expense, to defend the indemnified party or to retain counsel for the indemnified party (and its insurance carrier) to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond to the indemnified party within fifteen (15) days after receipt of such written notice of any such demand, claim or lawsuit, then the indemnified party may retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its reasonable discretion deem proper, at the reasonable cost and expense of the indemnifying party, subject however, to the indemnifying party's right to intervene in such defense at any time upon the giving of reasonable notice. In effecting the settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party (and its insurance carrier), and shall enter into only such settlement as the indemnifying party shall approve, which approval will not be unreasonably withheld.

         Section 8.4.     Limitations on Indemnification.

         (a)     Notwithstanding anything to the contrary contained in this
Section 8, Seller shall not be required to provide indemnification to Buyer unless and until the aggregate of all amounts (including costs and expenses) that are indemnifiable by Seller pursuant to Section 8.1 and for which Buyer lacks insurance coverage exceeds $200,000, in which event Seller will be liable only for the amount of such claims in excess of such threshold; provided, however, that the threshold specified in this Section 8.4(a) shall not apply in respect of indemnity claims of Buyer concerning (i) Seller's failure to pay the accounts payable described in Section 1.2(b)(v) hereof, (ii) Seller's failure to pay the taxes described in Section 1.2(b)(i) hereof, or (iii) Seller's failure to pay the employee matters described in Section 1.2(b)(iv) hereof.

         (b) In addition to the limitation set forth in clause (a) above, Seller and Buyer agree that all of Buyer's uninsured indemnifiable amounts in excess of $200,000 shall be divided equally between Buyer and Seller until Buyer shall have incurred an aggregate of $1,000,000 in otherwise indemnifiable amounts under Section 8.1 (it being understood that Seller's out-of-pocket payments for indemnification under this Article VIII will under no circumstances exceed $400,000). Seller shall have no obligation to indemnify Buyer for indemnifiable losses incurred by Buyer in excess of $1,000,000.

         (c) During the pendency of any dispute between the indemnifying party and its insurer over the coverage actually provided under any such insurance policy, neither party shall be required to pay out of pocket any indemnifiable losses in respect of any loss such insurance policy purports to cover. Direct indemnification by the insured will be due only upon a judgment, settlement or other resolution of or in such coverage dispute, under the terms of which it is determined that the indemnifiable losses are not, in fact, covered by the insurance policy. If said judgment, settlement or other resolution results in a determination that only part of the indemnifiable loss is covered, then the insured indemnifying party shall, following such determination, personally pay the non-covered part of the loss, to the extent this Agreement would otherwise require any such payment.

                                   ARTICLE IX

                                 MISCELIANEOUS


         Section 9.1. Survival of Covenants, Representations and Warranties. The representations, warranties and covenants in this Agreement (other than covenants contained herein which by their express terms extend beyond the Closing) will terminate at the Closing.

         Section 9.2.     Limitation and Disclaimer of Representations and
Warranties.

         EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY TO THIS AGREEMENT MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTY HERETO. WITHOUT LIMITING THE FOREGOING, EACH PARTY HERETO SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY STATED IN THIS AGREEMENT OR IN ANY CERTIFICATE, EXHIBIT OR OTHER INSTRUMENT DELIVERED OR TO BE DELIVERED PURSUANT TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY IMPLIED BY LAW. IN ADDITION, SELLER HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY AS TO THE QUALITY OR CONDITION OF THE ASSETS, ALL OF WHICH SHALL BE TAKEN "AS IS, WHERE IS."

         Section 9.3. Parties in Interest; Assignment. This Agreement is binding upon the parties hereto and their respective successors, legal representatives and assigns, and is for the benefit of the parties hereto, and their respective successors, legal representatives and assigns. No other person shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned except by a written agreement executed by the parties hereto or their respective successors and assigns.

         Section 9.4. Entire Agreement. This Agreement reflects the entire agreement among the parties and supersedes all prior agreements and undertakings, oral or written, among the parties with respect to the subject matter of this Agreement, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein. The Disclosure Memorandum and the exhibits to this Agreement are incorporated into this Agreement by reference and made a part hereof.

         Section 9.5. Notice. All notices and other communications provided for under this Agreement shall be effective only if such notices are in writing and personally delivered (with receipt thereof acknowledged), mailed (by registered or certified mail, return receipt requested), telegraphed, telexed or telecopied to the applicable party at the respective addresses indicated below:

         If to Seller:

         AMSCO Sterile Recoveries, Inc.
         c/o Mr. Daniel P. Barry
         AMSCO International, Inc.
         One Mellon Bank Center
         500 Grant Street, Suite 5000
         Pittsburgh, Pennsylvania  15219
         with a copy to:

         William J. Rieflin, Esq.
         General Counsel and Secretary
         AMSCO International, Inc.
         One Mellon Bank Center
         500 Grant Street, Suite 5000
         Pittsburgh, Pennsylvania  15219
         Telecopy: (412) 338-6501


         If to Buyer:

         Sterile Recoveries, Inc.
         28100 U.S. Hwy. N.
         Suite 201
         Clearwater, FL  34621
         Telecopy:  (813) 726-8959


         with a copy to:

         David S. Felman, Esq.
         Glenn Rasmussen & Fogarty
         100 South Ashley Drive, Suite 1300
         P.O. Box 3333
         Tampa, Florida  33601-3333
         Telecopy: (813) 229-5916

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying, as to delivery, with the terms of this section.

         Section 9.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts taken together shall constitute one and the same instrument.

         Section 9.7. Headings. The headings used in this Agreement are inserted for convenience and reference only and are not intended to be part of or to affect the meaning of this Agreement.

         Section 9.8. Governing Law; Submission to Jurisdiction. This Agreement shall be construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. Buyer and Seller hereby consent to the jurisdiction of any state or federal court located within the city of Pittsburgh, Pennsylvania and waive personal service of any and all process, and consent that all such service of process be made by registered mail directed to such party at the address designated by such party pursuant to Section 9.5 hereof, and service so made shall be deemed to be completed upon actual receipt thereof. Buyer and Seller agree that if either at any time commences any action or proceeding with respect to this Agreement, it will commence such action or proceeding only in a state or federal court located within the city of Pittsburgh, Pennsylvania. Buyer and Seller waive any objection to venue of any action instituted hereunder and consent to the granting of such legal or equitable relief as is deemed appropriate by the court.

         Section 9.9. Severabilitv. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 9.10. Materiality. The term "material adverse effect" as used herein shall mean a material adverse change in the financial condition, results of operations or business of Seller or Buyer, as the case may be. "Material" shall mean, with respect to any matter, item or event, any matter, item or event which is material to the financial condition, results of operations or business of Seller or Buyer, as the case may be.

         Section 9.11. Affiliates. For purposes of this Agreement, the term "affiliate" means any person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any such person.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                                   AMSCO STERILE RECOVERIES, INC.,
ATTEST:                                            A Delaware Corporation



/s/ Susan E. Minahan                               By:     /s/ William J. Rieflin
- --------------------------------                            --------------------------------
                                                   Name:    Wm. J. Rieflin
                                                            --------------------------------
                                                   Title:   Secretary
                                                            --------------------------------



                                                   STERILE RECOVERIES, INC.,
ATTEST:                                            A Florida Corporation


/s/ [Illegible]                                    By:      /s/ James T. Boosales
- --------------------------------                            --------------------------------
                                                   Name:    J. T. Boosales
                                                            --------------------------------
                                                   Title:   Exec. V. P.
                                                            --------------------------------

EXHIBITS
- --------
         A       Purchase Money Note
         B       Purchase Money Security Agreement
         C       Special Warranty Deed
         B       Support Services Agreement
         E       Officer's Certificate - Seller
         F-1     Release of Isel by AMSCO
         F-2     Release of Peterson by AMSCO
         G       Opinion of William J. Rieflin, Esq.
         H       Side letter of AMSCO International, Inc.
         I       Instrument of Assumption
         J       Assignment and Assumption Agreement for Leases
         K       Officer's Certificate - Buyer
         L-1     Release of AMSCO, American Sterilizer and Seller by K-Bro Linen Systems, Inc.
         L-2     Release of AMSCO, American Sterilizer and Seller by Isel
         L-3     Release of AMSCO, American Sterilizer and Seller by Peterson
         M       Opinion of Buyer's Counsel
         N       Allocation of Consideration
         O       Employees Not to be Rehired by Buyer

SCHEDULES IN DISCLOSURE MEMORANDUM
- ----------------------------------
1.1(a)(i)        Description of Sugar Land Property
1.1(a)(ii)       Real Property Leases
1.1(a)(v)        Contracts
1.1(a)(viii)     Intellectual Property
1.1(a)(x)        Deposits
1.1(b)(vi)       Loans Receivable
1.1(b)(vii)      Prepaid Items

1.1(b)(viii)     Retained Proprietary Information
1.1(d)           Third Party Consents
1.2(a)(ii)       Other Contracts
1.2(a)(vi)       Open Purchase Orders
2.1(f)           Defaults
2.1(g)           Equipment
2.1(h)(i)        Jurisdictions in which Seller Files Tax Returns
2.1(i)           Litigation
2.1(j)           Compliance with Laws
2.1(k)           Employee Benefit Plans
2.1(m)           Environmental Law Compliance
3.1(g)           Software
4.1              Insurance Policies


      THE ABOVE SCHEDULES HAVE BEEN OMITTED. THE COMPANY AGREES TO FURNISH
         A COPY OF ANY OMITTED SCHEDULE TO THE COMMISSION UPON REQUEST.